EXHIBIT 99.2
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of third quarter 2006 one-times charges (Unaudited)
In our quarterly conference call on February 6, 2007 for the fourth quarter ended December 31, 2006, we referred to a $17 million charge we took against earnings in the third quarter of 2006 in recognition of the weaker markets for our Pool and Spa businesses. We also compared the impact of that charge on the following accounting measures for the year ended December 31, 2006:
Pentair earnings per share (from continuing operations)
Pentair gross margin (gross profit percent)
Pentair S, G & A (selling, general and administrative)
Pentair operating margin (operating income as a percent of net sales)
Pentair Water segment operating margin (operating income as a percent of net sales)
The following tables reconcile the measures listed above, as adjusted to exclude this charge, to the as-reported GAAP measures for the year ended December 31, 2006. We believe these measures provide investors with a clearer understanding both of the impact of this charge and the underlying performance of Pentair or its Water segment before taking this charge into account.

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of third quarter 2006 one-time charges (Unaudited)

	Year Ended
	As Reported	Third Quarter	Adjusted	As Reported
	December 31	One-Time	December 31	December 31
In thousands, except per-share data	2006	Adjustments	2006	2005

Net sales	$3,154,469	$—	$3,154,469	$2,946,579
Cost of goods sold	2,248,219	(9,211)	2,239,008	2,098,558

Gross profit	906,250	9,211	915,461	848,021
% of net sales	28.7%	n/a	29.0%	28.8%
Selling, general and administrative	541,209	(7,738)	533,471	478,907
% of net sales	17.2%	n/a	16.9%	16.2%
Research and development	58,055	—	58,055	46,042
% of net sales	1.8%	n/a	1.8%	1.6%

Operating income	306,986	16,949	323,935	323,072
% of net sales	9.7%	n/a	10.3%	11.0%
Gain on sale of investment	364	—	364	5,435
Net interest expense	51,881	—	51,881	44,989
% of net sales	1.6%	n/a	1.6%	1.5%

Income from continuing operations before income taxes	255,469	16,949	272,418	283,518
% of net sales	8.1%	n/a	8.6%	9.6%
Provision for income taxes	71,702	6,102	77,804	98,469
Effective tax rate	28.1%	36.0%	28.6%	34.7%

Income from continuing operations	183,767	10,847	194,614	185,049
Gain on disposal of discontinued operations, net of tax	(36)	—	(36)	—

Net income	$183,731	$10,847	$194,578	$185,049

Earnings per common share
Basic
Continuing operations	$1.84	$0.11	$1.95	$1.84
Discontinued operations	—	—	—	—

Basic earnings per common share	$1.84	$0.11	$1.95	$1.84

Diluted
Continuing operations	$1.81	$0.11	$1.92	$1.80
Discontinued operations	—	—	—	—

Diluted earnings per common share	$1.81	$0.11	$1.92	$1.80

Weighted average common shares outstanding
Basic	99,784	99,784	99,784	100,665
Diluted	101,371	101,371	101,371	102,618

Cash dividends declared per common share	$0.56		$0.56	$0.52

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2006 to the “Adjusted” non-GAAP excluding the effect of third quarter 2006 one-time charges (Unaudited)

	Year Ended
	As Reported	Third Quarter	Adjusted	As Reported
	Year	One-Time	Year	Year
In thousands	2006	Adjustments	2006	2005

Net sales to external customers
Water	$2,155,225	$—	$2,155,225	$2,131,505

Operating income
Water	$212,498	$14,906	$227,404	$267,140

Operating income as a percent of net sales
Water	9.9%		10.6%	12.5%